UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-33487

(Check One):
 [X] Form 10-K and Form 10-KSB Form 11-K
 [ ] Form 20-F Form 10-Q and Form 10-QSB Form N-SAR

For Period Ended: June 30, 2006
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[   ]    Transition Report on Form 10-K and Form 10-KSB
[   ]    Transition Report on Form 20-F
[   ]    Transition Report on Form 11-K
[   ]    Transition Report on Form 10-Q and Form 10-QSB
[   ]    Transition Report on Form N-SAR

For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:

MRU Holdings, Inc.
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Former Name if Applicable:


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Address of Principal Executive Office (Street and Number)

1114 Avenue of the Americas, 30th Floor
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City, State and Zip Code

New York, NY 10036
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PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X]     (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]     (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c)    The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company was unable to compile the requisite financial data and other narrative information necessary to prepare complete financial statements to be included in the filing. In addition, the Company's third party filing agent encountered technical difficulties in connection with the filing. Thus, the Company was unable to file the periodic report in a timely manner without unreasonable effort or expense. The Company expects to file within the extension period.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

              Randy L. Rasmussen            (212)                836-4163
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         (Name)                          (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
         [X] Yes     [ ] No

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(3)      Is it anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No


                               MRU Holdings, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 29, 2006               By: /s/ Edwin J. McGuinn, Jr.
                                          -------------------------------
                                          Edwin J. McGuinn, Jr.
                                          Chief Executive Officer